EXHIBIT 99.1

     Central Jersey Bancorp Announces an 8.9% Increase in Net Income for the 2nd Quarter of 2007 and the Implementation of Certain Strategic Initiatives

Long Branch, New Jersey, July 26, 2007 (NASDAQ Global Market: CJBK): Central Jersey Bancorp, the parent company of Central Jersey Bank, N.A., reported net income of $735,000 for the three months ended June 30, 2007, as compared to $675,000 for the same period in 2006. This represents an increase of $60,000, or 8.9%. Basic and diluted earnings per share were both $0.08 for the three months ended June 30, 2007, as compared to $0.08 and $0.07, respectively, for same period in 2006. Per share earnings have been adjusted in all periods to reflect the 5% stock dividends paid on July 2, 2007 and July 1, 2006.

For the six months ended June 30, 2007, Central Jersey Bancorp reported a net loss of $527,000, as compared to net income of $1.4 million for the same period in 2006. Basic and diluted loss per share for the six months ended June 30, 2007 were both ($0.06), as compared to basic and diluted earnings per share of $0.16 and $0.15, respectively, for the same period in 2006. The net loss reported for the six months ended June 30, 2007 is due to the balance sheet restructuring initiative announced on April 30, 2007, which resulted in a one-time pre-tax charge of approximately $1.96 million and was reflected in Central Jersey Bancorp's first quarter 2007 consolidated financial statements.

George S. Callas, Chairman of the Board of Directors, and James S. Vaccaro, President and CEO, commented that, "In our first quarter press release we discussed our proactive approach in addressing the various operating environment challenges currently confronting the banking industry. Central Jersey Bancorp will continuously perform a strategic assessment of various operating initiative alternatives, all of which are intended to increase long-term shareholder value. To that end, during the second quarter we commenced the implementation of the following strategic initiatives:

      o "Central Jersey Bancorp executed a balance sheet restructuring strategy involving the sale of approximately $88.6 million of the investment securities held in the available-for-sale investment portfolio. The proceeds from the sale were reinvested in higher yielding U.S. Government Sponsored Agency mortgage-backed securities. The restructuring resulted in a one-time pre-tax charge of approximately $1.96 million, which was reflected in Central Jersey Bancorp's consolidated financial statements for the three months ended March 31, 2007. The restructuring has resulted in incremental pre-tax earnings of approximately $85,000 per month and has increased Central Jersey Bank, N.A.'s net interest margin by approximately 23 basis points.

      o "On May 31, 2007, we announced that two of our branch offices would be closing effective September 14, 2007 - Route 35, Neptune City and Highway 33, Neptune Township. The customer relationships from both of these branch offices will be moved to our West Sylvania, Neptune City branch office. As a result of the August 22, 2005 merger between Monmouth Community Bank, N.A. and Allaire Community Bank, we were serving a single banking market with three overlapping branch offices. The majority of the one-time pre-tax expenses associated with the consolidation of these two branch offices into our West Sylvania, Neptune City branch office, totaling approximately $293,000, will be reflected in Central Jersey Bancorp's consolidated financial statements for the three months ended September 30, 2007. It is anticipated that the consolidation of these two

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            branch offices into the West Sylvania, Neptune City branch office will result in prospective pre-tax operating expense savings of approximately $648,000 annually.

      o "In April the Board of Directors approved an organizational realignment plan that establishes three primary operating divisions within Central Jersey Bank, N.A.; (i) the Retail Division, which includes the branch network, business development, marketing and training; (ii) the Lending Division, which includes commercial, consumer and residential loan originations, loan operations, loan administration and credit; and (iii) the Finance/Operations Division, which includes accounting and finance, deposit operations, compliance, facilities and information technology. The objective of the realignment is to position the organization to better manage in a marketplace that requires more proactive sales and business development programs."

Results of Operations

Net interest income was $4.1 million and $8.2 million, respectively, for the three and six months ended June 30, 2007, as compared to $4.3 million and $8.6 million, respectively, for the same periods in 2006. Net interest income for the three and six months ended June 30, 2007 was comprised primarily of $5.8 million and $11.6 million, respectively, in interest and fees on loans, $1.3 million and $2.6 million, respectively, in interest on securities, and $619,000 and $954,000, respectively, in other interest income, less interest expense on deposits of $3.3 million and $6.4 million, respectively, interest expense on borrowed funds of $184,000 and $343,000, respectively, and interest expense on subordinated debentures of $110,000 and $218,000, respectively.

The primary reason for the decrease in net interest income for the three and six months ended June 30, 2007 was due to the cost of deposits and interest-bearing liabilities, which increased to an average cost of 3.17% and 3.13%, respectively, as compared to an average cost of 2.69% and 2.60%, respectively, for the same periods in 2006. For the three and six months ended June 30, 2007, the average yield on interest-earning assets was 6.43% and 6.42%, respectively, as compared to 6.39% and 6.31%, respectively, for the same periods in 2006. The average net interest margin for the three and six months ended June 30, 2007 was 3.48% and 3.51%, respectively, as compared to 3.76% and 3.74%, respectively, for the same periods in 2006. The margin compression experienced during the three and six months ended June 30, 2007, is reflective of the increase in general interest rates and the competitive deposit pricing environment.

For the three and six months ended June 30, 2007, the provision for loan losses was $40,000 and $165,000, respectively, as compared to $97,000 and $148,000, respectively, for the same periods in 2006. The provision for loan losses recorded during the three and six months ended June 30, 2007 is a direct result of the change in risk rating of certain commercial loans.

Non-interest income, which consists of service charges on deposit accounts, income from bank owned life insurance, gains on the sale of residential mortgages, gains on the sale of securities

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available-for-sale and the impairment of available-for-sale investment securities, was $509,000 and ($1.1 million), respectively, for the three and six months ended June 30, 2007, as compared to $423,000 and $904,000, respectively, for the same periods in 2006. The non-interest income loss for the six months ended June 30, 2007, is directly related to the previously-disclosed one-time balance sheet restructuring charge of $1.96 million, pre-tax, recorded in the first quarter of 2007.

Non-interest expense was $3.4 million and $7.1 million, respectively, for the three and six months ended June 30, 2007, as compared to $3.6 million and $7.1 million, respectively, for the same periods in 2006. Non-interest expense generally includes costs associated with employee salaries and benefits, occupancy expenses, data processing fees, core deposit intangible amortization, and other operating expenses.

Financial Condition

Central Jersey Bancorp's assets, at June 30, 2007, totaled $535.8 million, an increase of $19.5 million, or 3.8%, over the December 31, 2006 total of $516.3 million. The total assets figure of $535.8 million at June 30, 2007, is inclusive of $27.0 million in goodwill and $2.2 million in core deposit intangible.

Cash and cash equivalents were $51.2 million at June 30, 2007, an increase of $13.4 million, or 35.4%, over the December 31, 2006 total of $37.8 million. The increase is due primarily to the timing of cash flows related to the bank subsidiary's business activities.

Investment securities totaled $126.7 million at June 30, 2007, an increase of $10.1 million, or 8.7%, over the December 31, 2006 total of $116.6 million. The increase in investment securities is due to purchases of mortgage-backed securities made during the three months ended June 30, 2007. For the six months ended June 30, 2007, principal pay downs of mortgage-backed securities totaled $4.1 million and $2.0 million of government-sponsored agency securities matured.

Loans held-for-sale, at June 30, 2007, totaled $1.4 million, as compared to $242,000 at December 31, 2006. The increase in loans held-for-sale is due primarily to the timing of residential mortgage loan closings.

Loans, net of the allowance for loan losses, totaled $311.3 million at June 30, 2007, a decrease of $800,000, or (0.26%), from the $312.1 million balance at December 31, 2006. The slight decrease in loan balances is reflective of the general slowdown in loan origination volume being experienced by the banking industry.

Deposits, at June 30, 2007, totaled $439.7 million, an increase of $12.4 million, or 2.9%, over the December 31, 2006 total of $427.3 million. The increase in deposits is reflective of normal seasonal flows.

Other borrowings were $24.3 million at June 30, 2007, as compared to $17.1 million at December 31, 2006, an increase of $7.2 million, or 42.1%. These borrowings are short-term in nature. The increase is due to growth in the bank subsidiary's sweep account product for business customers.

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At June 30, 2007, book value per share and tangible book value per share were
$7.49 and $4.14, respectively, as compared to $7.53 and $4.15, respectively, at December 31, 2006.

Asset Quality

The allowance for loan losses, which began the year at $3.23 million, or 1.02% of total loans, increased to $3.49 million at June 30, 2007, or 1.11% of total loans. Non-performing loans totaled $2.1 million at June 30, 2007, as compared to $91,000 at December 31, 2006. The increase in non-performing loans is due primarily to one commercial mortgage loan totaling $2.0 million, which was placed on non-accrual status in April 2007. It is anticipated that the $2.0 million non-accrual commercial mortgage loan will be paid-in-full by the end of the third quarter of 2007. There were no loan charge-offs during the three and six months ended June 30, 2007, as compared to $46,000 during the same periods in 2006.

About the Company

Central Jersey Bancorp is the holding company and sole shareholder of Central Jersey Bank, N.A., the national banking entity resulting from the August 22, 2005 combination of Monmouth Community Bank, N.A. and Allaire Community Bank. Central Jersey Bank, N.A. provides a full range of banking services to both individual and business customers through fourteen branch facilities located in Monmouth and Ocean Counties, New Jersey. Central Jersey Bancorp is traded on the NASDAQ Global Market under the trading symbol "CJBK." Central Jersey Bank, N.A. can be accessed through the internet at www.CJBNA.com.

Forward Looking Statements

Statements about the future expectations of Central Jersey Bancorp and its subsidiary, Central Jersey Bank, N.A., including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Since these statements involve risks and uncertainties and are subject to change at any time, the companies' actual results could differ materially from expected results. Among these risks, trends and uncertainties are the effect of governmental regulation on Central Jersey Bank, N.A., the availability of working capital, the cost of personnel, and the competitive market in which Central Jersey Bank, N.A. competes.


Contacts

James S. Vaccaro, President and CEO, 732-571-1300
Robert S. Vuono, Sr. EVP & COO, 732-292-1600
Anthony Giordano, III, EVP and CFO, 732-923-1115

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                           CONSOLIDATED BALANCE SHEETS
                 JUNE 30, 2007 (UNAUDITED) AND DECEMBER 31, 2006
                             (dollars in thousands)

                                                              June 30,      December 31,
                                                                2007            2006
                                                            ------------    ------------
ASSETS                                                       (unaudited)
------

Cash and due from banks                                     $     12,893    $     16,162
Federal funds sold                                                38,312          21,634
                                                            ------------    ------------
Cash and cash equivalents                                         51,205          37,796
Investment securities available-for-sale, at market value        108,646          95,735
Investment securities held-to-maturity (market value of
     $17,441 (unaudited) and $20,454 at June 30, 2007
     and December 31, 2006, respectively)                         18,099          20,820
Loans held-for-sale                                                1,366             242
Loans, net                                                       311,333         312,093
Premises and equipment                                             5,049           5,357
Bank owned life insurance                                          3,505           3,447
Accrued interest receivable                                        2,051           2,613
Goodwill                                                          26,957          26,957
Core deposit intangible                                            2,202           2,478
Due from broker                                                       --           3,527
Other assets                                                       5,376           5,234
                                                            ------------    ------------

          Total assets                                      $    535,789    $    516,299
                                                            ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Deposits:
     Non-interest bearing                                   $     82,194    $     83,482
     Interest bearing                                            357,505         343,795
                                                            ------------    ------------
                                                                 439,699         427,277

Other borrowings                                                  24,268          17,099
Subordinated debentures                                            5,155           5,155
Accrued expenses and other liabilities                             1,509           1,273
                                                            ------------    ------------

          Total liabilities                                      470,631         450,804
                                                            ------------    ------------

Shareholders' equity:
     Common stock, par value $0.01 per share. Authorized
     100,000,000 shares and issued and outstanding
     8,705,129 and 8,667,281 shares at June 30, 2007
     and December 31, 2006, respectively.                             87              87
Additional paid-in capital                                        60,641          60,501
Accumulated other comprehensive loss, net of tax benefit          (1,359)         (1,409)
Retained earnings                                                  5,789           6,316
                                                            ------------    ------------
          Total shareholders' equity                              65,158          65,495

                                                            ------------    ------------
          Total liabilities and shareholders' equity        $    535,789    $    516,299
                                                            ============    ============

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

                                           CONSOLIDATED STATEMENTS OF INCOME
                               FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006
                                   (dollars in thousands, except per share amounts)


                                                                   Three months ended           Six months ended
                                                                         June 30,                   June 30,
                                                                    2007         2006          2007           2006
                                                                -----------   -----------   -----------    -----------
                                                                       (unaudited)                  (unaudited)
Interest and dividend income:
     Interest and fees on loans                                 $     5,804   $     5,882   $    11,590    $    11,486
     Interest on securities available for sale                        1,080         1,124         2,120          2,280
     Interest on federal funds sold and due from banks                  619            64           954            112
     Interest on securities held to maturity                            226           251           462            506
                                                                -----------   -----------   -----------    -----------
          Total interest and dividend income                          7,729         7,321        15,126         14,384

Interest expense:
     Interest expense on deposits                                     3,293         2,564         6,397          4,661
     Interest expense on other borrowings                               184           309           343            912
     Interest expense on subordinated debentures                        110           106           218            205
                                                                -----------   -----------   -----------    -----------
          Total interest expense                                      3,587         2,979         6,958          5,778

                                                                -----------   -----------   -----------    -----------
          Net interest income                                         4,142         4,342         8,168          8,606
                                                                -----------   -----------   -----------    -----------

Provision for loan losses:                                               40            97           165            148
                                                                -----------   -----------   -----------    -----------
          Net interest income after provision for loan losses         4,102         4,245         8,003          8,458
                                                                -----------   -----------   -----------    -----------

Other income:
     Impairment on available-for-sale securities                         --            --        (1,957)            --
     Service charges on deposit accounts                                367           343           720            682
     Gain on sale of securities available-for-sale                       87            --            87             --
     Income on bank owned life insurance                                 29            25            58             55
     Gain on sale of loans held-for-sale                                 26            51            33            161
     Other service charges, commissions and fees                         --             4            --              6
                                                                -----------   -----------   -----------    -----------
          Total other income (loss)                                     509           423        (1,059)           904
                                                                -----------   -----------   -----------    -----------

Operating expenses:
     Salaries and employee benefits                                   1,676         1,850         3,494          3,732
     Net occupancy expenses                                             459           424           932            826
     Data processing fees                                               215           195           444            398
     Core deposit intangible amortization                               138           155           276            309
     Other operating expenses                                           957           970         1,949          1,870
                                                                -----------   -----------   -----------    -----------
          Total other expenses                                        3,445         3,594         7,095          7,135
                                                                -----------   -----------   -----------    -----------

Income (loss) before provision (benefit) for income taxes             1,166         1,074          (151)         2,227

Income tax expense                                                      431           399           376            827
                                                                -----------   -----------   -----------    -----------

     Net income (loss)                                          $       735   $       675   $      (527)   $     1,400
                                                                ===========   ===========   ===========    ===========

Basic earnings (loss) per share                                 $      0.08   $      0.08   $     (0.06)   $      0.16
                                                                ===========   ===========   ===========    ===========
Diluted earnings (loss) per share                               $      0.08   $      0.07   $     (0.06)   $      0.15
                                                                ===========   ===========   ===========    ===========
Average basic shares outstanding                                  8,685,424     8,675,672     8,676,877      8,642,994
                                                                ===========   ===========   ===========    ===========
Average diluted shares outstanding                                9,155,322     9,175,796     8,676,877      9,163,264
                                                                ===========   ===========   ===========    ===========

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

--------------------------------------------------------------------------------------------
  Performance Ratios (unaudited)           Three Months Ended           Six Months Ended
      (dollars in thousands)                    June 30,                    June 30,
--------------------------------------------------------------------------------------------
              Ratio                        2007         2006           2007           2006
--------------------------------------------------------------------------------------------
Return on average assets                     0.57%         0.53%        (0.21)%        0.55%
Return on average tangible assets            0.60%         0.56%        (0.22)%        0.59%
Return on average equity                     4.48%         4.30%        (1.62)%        4.49%
Return on average tangible equity            8.06%         8.14%        (2.91)%        8.63%
Efficiency ratio                            74.06%        75.42%        99.82%        75.03%
Efficiency ratio (less core deposit
intangible amortization expense)            71.10%        72.17%        95.93%        71.77%
Operating expense ratio                      2.65%         2.83%         2.77%         2.81%
Net interest margin                          3.48%         3.76%         3.51%         3.74%

             Ratio Calculations
Efficiency ratio:
     Net interest income                $   4,142     $   4,342     $   8,168     $   8,606
     Non-interest income                      509           423        (1,059)          904
          Total revenue                     4,650         4,765         7,109         9,510
     Non-interest expense               $   3,445     $   3,594     $   7,095     $   7,135
Ratio                                       74.06%        75.42%        99.82%        75.03%

Efficiency ratio (less core deposit
intangible amortization expense):
     Net interest income                $   4,142     $   4,342     $   8,168     $   8,606
     Non-interest income                      509           423        (1,059)          904
          Total revenue                     4,650         4,765         7,109         9,510
     Non-interest expense                   3,445         3,594         7,095         7,135
     Less:  Core deposit amortization
     expense                                 (138)         (155)         (276)         (309)
     Non-interest expense (less core
     deposit intangible  amortization
     expense)                           $   3,306     $   3,439     $   6,820     $   6,826
Ratio                                       71.10%        72.17%        95.93%        71.77%

Operating expense ratio:
     Average assets                     $ 521,595     $ 509,183     $ 515,928     $ 512,288
     Non-interest expense               $   3,445     $   3,594     $   7,095     $   7,135
Ratio                                        2.65%         2.83%         2.77%         2.81%

--------------------------------------------------------------------------------------------